Exhibit 99.1

NEWS RELEASE

Media Contact:	Linda Pazin
Sempra Energy
(877) 340-8875
media@sempra.com

Financial Contact:	Lindsay Gartner
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS
SECOND-QUARTER 2020 EARNINGS RESULTS

•Delivering Strong Financial Results with Increased Second-Quarter GAAP and Adjusted Earnings
•Executing on Record Capital Plans at U.S. Utility Businesses
•Moving to Full Run-Rate Earnings and Cash Flows in the Coming Days at Cameron LNG with Phase 1 Construction Now Complete

SAN DIEGO, Aug. 5, 2020 – Sempra Energy (NYSE: SRE) today reported second-quarter 2020 earnings of $2.239 billion, or $7.61 per diluted share, compared to second-quarter 2019 earnings of $354 million, or $1.26 per diluted share. On an adjusted basis, the company’s second-quarter 2020 earnings were $485 million, or $1.65 per diluted share, compared to $309 million, or $1.10 per diluted share, in the second quarter of 2019.

Q2 2020

GAAP Earnings
$2.239 billion

GAAP Earnings per Common Share (EPS)
$7.61 per diluted share

Adjusted Earnings*
$485 million

Adjusted EPS*
$1.65 per diluted share

*Adjusted Earnings and Adjusted EPS are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures, refer to Table A in this press release.

Environmental, Social and Governance (ESG)

Driving sustainable value with four pillars

- Achieving world-class safety
- Championing people
- Driving resilient operations
- Enabling the energy transition

Sempra Energy®

© 2020 Sempra Energy. All rights reserved.

“Our year-to-date financial results set us up well to post strong results for the full year in 2020 and are a credit to the dedication and teamwork of our employees who have continued to deliver for our stakeholders amid the pandemic and a challenging economic backdrop,” said Jeffrey W. Martin, chairman and CEO of Sempra Energy. “Over the last several years, the disciplined execution of our North American strategy has made our company stronger. This can be seen in the quality and strength of our earnings, as well as the visibility we now have to our future growth.”
Sempra Energy's earnings for the first six months of 2020 were $2.999 billion, or $9.91 per diluted share, compared with earnings of $795 million, or $2.85 per diluted share, in the first six months of 2019. Adjusted earnings for the first six months of 2020 were $1.417 billion, or $4.76 per diluted share, compared to $843 million, or $3.03 per diluted share, in the first six months of 2019.
The reported financial results reflect certain significant items, as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the second quarter and first six months of 2020 and 2019.

	Three months ended June 30,		Six months ended June 30,
(Dollars, except EPS, and shares, in millions)	2020	2019	2020	2019
	(Unaudited)
GAAP Earnings	$2,239	$354	$2,999	$795
Gain on Sale of South American Businesses	(1,754)	—	(1,754)	—
Losses from Investment in RBS Sempra Commodities LLP	—	—	100	—
Impacts Associated with Aliso Canyon Litigation	—	—	72	—
Tax Impacts from Expected Sale of South American Businesses	—	—	—	93
Gain on Sale of U.S. Wind Assets	—	(45)	—	(45)
Adjusted Earnings(1)	$485	$309	$1,417	$843

GAAP Diluted Weighted-Average Common Shares Outstanding	294	280	308	278
GAAP Earnings Per Diluted Common Share(2)	$7.61	$1.26	$9.91	$2.85

Adjusted Diluted Weighted-Average Common Shares Outstanding(1)	294	280	313	278
Adjusted Earnings Per Diluted Common Share(1),(3)	$1.65	$1.10	$4.76	$3.03

1) Represents a non-GAAP financial measure. See Table A for information regarding non-GAAP financial measures.
2) To calculate YTD-2020 GAAP EPS, preferred dividends of $52 million are added back to GAAP Earnings because of the dilutive effect of Series A mandatory convertible preferred stock.
3) To calculate YTD-2020 Adjusted EPS, preferred dividends of $71 million are added back to Adjusted Earnings because of the dilutive effect of Series A and Series B mandatory convertible preferred stock.

Executing on a Disciplined Strategy
Sempra Energy completed the sales of its South American businesses in June, marking the conclusion of its broad, two-year capital rotation plan. The company’s investments are now focused on transmission and distribution energy infrastructure in the most attractive markets in North America, including California, Texas, Mexico and North America's liquefied natural gas (LNG) export market.
In total, including the sales of the company's South American businesses and its U.S. renewables businesses and non-utility natural gas storage assets, the company has generated approximately $8.3 billion in total gross proceeds from these divestitures. The recent sale of the company’s Chilean businesses remains subject to post-closing adjustments. Proceeds from these transactions are being used to further bolster the company’s strong liquidity position, strengthen the balance sheet, support the execution of its robust capital plan and return value to shareholders.
As part of Sempra Energy’s goal of returning additional value to shareholders, the company recently completed a $500 million share buyback program. It also received authorization from its Board of Directors to repurchase an additional $2 billion of shares at future dates. Sempra Energy’s capital allocation strategy has enabled the company to return approximately $13 billion to common shareholders since 2000 through cash dividends and common share repurchases.

Advancing Record Capital Plans at U.S. Utilities
Sempra Energy, including its ownership share in amounts funded by unconsolidated entities, is projected to invest a record $32 billion in capital over its 2020-2024, five-year plan with a focus on improving the safety and reliability of its transmission and distribution utility businesses in California and Texas.
Both San Diego Gas & Electric Co. (SDG&E) and Southern California Gas Co. (SoCalGas) continue to successfully execute on their infrastructure investments. More than 80% of their investments are allocated to enhance safety and reliability, including wildfire mitigation programs at SDG&E.
Since 2007, SDG&E has invested over $2 billion to help mitigate wildfire risk in and around its service territory. The utility continues to employ the latest technologies under its Fire Safe 3.0 program – such as artificial intelligence-based predictive models and high-speed weather data – to help advance the safety of its communities. SoCalGas is also investing in collaborative research and development related to hydrogen and power-to-gas technology. SoCalGas has already deployed a demonstration of power-to-gas technology at the National Renewable Energy Laboratory where green hydrogen produced from electrolysis powered by solar panels is converted to pipeline quality methane for storage and later use.
In Texas, Oncor Electric Delivery Company LLC (Oncor) is executing on its capital plan. Approximately 90% of the projects in Oncor’s transmission budget through 2021 can commence construction without any further approvals. Oncor has connected approximately 20,000 new premises in the second quarter. Oncor is also on pace to surpass the number of new requests for transmission interconnections it received in 2019, which is predominantly driven by an increase in utility scale solar generation activity. Despite the impacts of COVID-19, Oncor believes it will continue to have a steady increase in interconnection requests for the remainder of 2020.

Continuing Progress on Energy Infrastructure Projects
Phase 1 of the Cameron LNG export facility is expected to reach full commercial operations in the coming days, marking the start of full run-rate earnings and cash flows. The facility is expected to generate nearly $12 billion of after-debt-service cash flow for Sempra Energy during the 20-year contract period. Train 3 at the Cameron LNG facility reached substantial completion on July 31.
Sempra Energy continues to work closely with the highest levels of the Mexican government on obtaining a 20-year export permit for Phase 1 of the proposed Energía Costa Azul (ECA) LNG liquefaction-export infrastructure project under development in Baja California, Mexico. Phase 1 of the proposed project, developed by Sempra LNG and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova), is planned to be a single-train LNG export facility with an initial offtake capacity of approximately 2.5 million tonnes per annum.

The project would enable the production of LNG in Baja California, with a view toward diversifying the region’s energy supplies, lowering the price of energy and supporting strategic exports to growing Asian markets.

Driving Sustainable Value
Sempra Energy is focused on creating sustainable value for shareholders, employees, customers and communities. In May, Sempra Energy published its 12th corporate sustainability report, highlighting the company’s strategies to achieve resilient operations and continue a leadership position in sustainable business practices. The full report is available on the Sustainability page of the company’s website.
Sempra Energy continues to prioritize the safety and well-being of its employees, customers, partners and communities through the COVID-19 pandemic. The company has been engaging with public health authorities to implement health and safety guidelines for the protection of its customers and employees who are providing essential energy services to hospitals, healthcare facilities, first responders and others on the frontline of the COVID-19 pandemic. Face coverings, physical distancing, increased sanitization, temperature checks and other measures have been implemented for employees who are currently reporting to their work locations, and those same safety protocols will be in place when other employees return to the office.

Earnings Guidance
Sempra Energy is updating its full-year 2020 GAAP earnings-per-common-share (EPS) guidance range to $12.59 to $13.19 from $12.38 to $13.32, primarily reflecting completion of the sale of its South American businesses. The company is also reaffirming its full-year 2020 adjusted EPS guidance range that was increased to $7.20 to $7.80 on June 30, 2020.
Additionally, the company is reaffirming its full-year 2021 EPS guidance range of $7.50 to $8.10, driven primarily by strong execution at its U.S. utility businesses.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted EPS for the second quarters and first six months of 2020 and 2019, and full-year 2020 adjusted EPS guidance. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log on to the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 3865285.

About Sempra Energy
Sempra Energy's mission is to be North America's premier energy infrastructure company. With more than $60 billion in total assets in 2019, the San Diego-based company is the utility holding company with the largest U.S. customer base. The Sempra Energy companies' more than 18,000 employees deliver energy with purpose to over 35 million consumers. The company is focused on the most attractive markets in North America, including California, Texas, Mexico and the LNG export market. Sempra Energy has been consistently recognized for its leadership in sustainability, and diversity and inclusion, and is a member of the S&P 500 Utilities Index and the Dow Jones Utility Index. The company was also named one of the "World's Most Admired Companies" for 2020 by Fortune Magazine.

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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. Future results may differ materially from those expressed in the forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this press release, forward-looking statements can be identified by words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "target," "pursue," "outlook," "maintain," or similar expressions, or when we discuss our guidance, strategy, goals, vision, mission, opportunities, projections or intentions.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: California wildfires and the risk that we may be found liable for damages regardless of fault and the risk that we may not be able to recover any such costs from insurance, the wildfire fund established by California Assembly Bill 1054 or in rates from customers; decisions, investigations, regulations, issuances of permits and other authorizations, renewal of franchises, and other actions by (i) the Comisión Federal de Electricidad, California Public Utilities Commission (CPUC), U.S. Department of Energy, Public Utility Commission of Texas, and other regulatory and governmental bodies and (ii) states, cities, counties and other jurisdictions in the U.S., Mexico and other countries in which we operate or do business; the success of business development efforts, construction projects and major acquisitions and divestitures, including risks in (i) the ability to make a final investment decision and completing construction projects on schedule and budget, (ii) obtaining the consent of partners, (iii) counterparties' financial or other ability to fulfill contractual commitments, (iv) the ability to complete contemplated acquisitions, and (v) the ability to realize anticipated benefits from any of these efforts once completed; the impact of the COVID-19 pandemic on our (i) ability to commence and complete capital and other projects and obtain regulatory approvals, (ii) supply chain and current and prospective counterparties, contractors, customers, employees and partners, (iii) liquidity, resulting from bill payment challenges experienced by our customers, including in connection with a CPUC-ordered suspension of service disconnections, decreased stability and accessibility of the capital markets and other factors, and (iv) ability to sustain operations and satisfy compliance requirements due to social distancing measures or if employee absenteeism were to increase significantly; the resolution of civil and criminal litigation, regulatory inquiries, investigations and proceedings, and arbitrations; actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook and our ability to borrow at favorable interest rates; moves to reduce or eliminate reliance on natural gas and the impact of the extreme volatility and unprecedented decline of oil prices on our businesses and development projects; weather, natural disasters, accidents, equipment failures, computer system outages and other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires and subject us to liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses, and the confidentiality of our proprietary information and the personal information of our customers and employees; expropriation of assets, the failure of foreign governments and state-owned entities to honor the terms of contracts, and property disputes; the impact at San Diego Gas & Electric Company (SDG&E) on competitive customer rates and reliability due to the growth in distributed and local power generation, including from departing retail load resulting from customers transferring to Direct Access, Community Choice Aggregation or other forms of distributed or local power generation, and the risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC's (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor's independent directors or a minority member director; volatility in foreign currency exchange, interest and inflation rates and commodity prices and our ability to effectively hedge the risk of such volatility; changes in trade policies, laws and regulations, including tariffs and revisions to or replacement of international trade agreements, such as the newly effective United States-Mexico-Canada Agreement, that may increase our costs or impair our ability to resolve trade disputes; the impact of changes to U.S. federal and state and foreign tax laws and our ability to mitigate adverse impacts; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or Southern California Gas Company, and Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions, except per share amounts; shares in thousands)	2020	2019	2020	2019
	(unaudited)
REVENUES
Utilities	$2,233	$1,895	$4,898	$4,410
Energy-related businesses	293	335	657	718
Total revenues	2,526	2,230	5,555	5,128

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(131)	(136)	(468)	(667)
Cost of electric fuel and purchased power	(260)	(263)	(489)	(519)
Energy-related businesses cost of sales	(51)	(63)	(110)	(171)
Operation and maintenance	(898)	(838)	(1,849)	(1,670)
Depreciation and amortization	(412)	(389)	(824)	(772)
Franchise fees and other taxes	(121)	(112)	(258)	(242)
Gain on sale of assets	—	66	—	66
Other income (expense), net	62	28	(192)	110
Interest income	22	21	49	42
Interest expense	(274)	(258)	(554)	(518)
Income from continuing operations before income taxes and equity earnings	463	286	860	787
Income tax (expense) benefit	(168)	(47)	39	(89)
Equity earnings	233	118	496	219
Income from continuing operations, net of income tax	528	357	1,395	917
Income from discontinued operations, net of income tax	1,777	78	1,857	36
Net income	2,305	435	3,252	953
Earnings attributable to noncontrolling interests	(28)	(45)	(179)	(86)
Preferred dividends	(37)	(35)	(73)	(71)
Preferred dividends of subsidiary	(1)	(1)	(1)	(1)
Earnings attributable to common shares	$2,239	$354	$2,999	$795

Basic earnings per common share (EPS):
Earnings	$7.64	$1.29	$10.24	$2.89
Weighted-average common shares outstanding	293,060	274,987	292,925	274,831

Diluted EPS:
Earnings	$7.61	$1.26	$9.91	$2.85
Weighted-average common shares outstanding	294,155	279,619	307,962	278,424

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2020 and 2019 as follows:
Three months ended June 30, 2020:
▪$1,754 million gain on the sale of our South American businesses
Three months ended June 30, 2019:
▪$45 million gain on the sale of certain Sempra Renewables assets
Six months ended June 30, 2020:
▪$(72) million from impacts associated with Aliso Canyon natural gas storage facility litigation at Southern California Gas Company (SoCalGas)
▪$(100) million equity losses at RBS Sempra Commodities LLP, which represent an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other
▪$1,754 million gain on the sale of our South American businesses
Six months ended June 30, 2019:
▪$45 million gain on the sale of certain Sempra Renewables assets
Associated with holding the South American businesses for sale:
▪$(103) million income tax expense from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale
▪$10 million income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses
Sempra Energy Adjusted Earnings, Weighted-Average Common Shares Outstanding – Adjusted and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings, Weighted-Average Common Shares Outstanding – GAAP and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA ENERGY
Table A (Continued)

	Pretax amount	Income tax expense (benefit)(1)	Earnings	Pretax amount	Income tax expense (benefit)(1)	Earnings
(Dollars in millions, except per share amounts; shares in thousands)	Three months ended June 30, 2020			Three months ended June 30, 2019
Sempra Energy GAAP Earnings			$2,239			$354
Excluded items:
Gain on sale of South American businesses	$(2,915)	$1,161	(1,754)	$—	$—	—
Gain on sale of certain Sempra Renewables assets	—	—	—	(61)	16	(45)
Sempra Energy Adjusted Earnings			$485			$309

Diluted EPS:
Weighted-average common shares outstanding, diluted			294,155			279,619
Sempra Energy GAAP EPS			$7.61			$1.26
Sempra Energy Adjusted EPS			$1.65			$1.10

	Six months ended June 30, 2020			Six months ended June 30, 2019
Sempra Energy GAAP Earnings			$2,999			$795
Excluded items:
Impacts associated with Aliso Canyon litigation	$100	$(28)	72	$—	$—	—
Losses from investment in RBS Sempra Commodities LLP	100	—	100	—	—	—
Gain on sale of South American businesses	(2,915)	1,161	(1,754)	—	—	—
Gain on sale of certain Sempra Renewables assets	—	—	—	(61)	16	(45)
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences in discontinued operations	—	—	—	—	103	103
Reduction in tax valuation allowance against certain NOL carryforwards	—	—	—	—	(10)	(10)
Sempra Energy Adjusted Earnings			$1,417			$843

Diluted EPS:
Sempra Energy GAAP Earnings			$2,999			$795
Add back dividends for dilutive series A preferred stock			52			—
Sempra Energy GAAP Earnings for GAAP EPS			$3,051			$795
Weighted-average common shares outstanding, diluted – GAAP			307,962			278,424
Sempra Energy GAAP EPS			$9.91			$2.85

Sempra Energy Adjusted Earnings			$1,417			$843
Add back dividends for dilutive series A and series B preferred stock			71			—
Sempra Energy Adjusted Earnings for Adjusted EPS			$1,488			$843
Weighted-average common shares outstanding, diluted – Adjusted(2)			312,575			278,424
Sempra Energy Adjusted EPS			$4.76			$3.03

(1)  Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes were primarily calculated based on applicable statutory tax rates. We did not record an income tax benefit for the equity losses from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.
(2)  In the six months ended June 30, 2020, the denominator used to calculate Adjusted EPS includes an add-back of an additional 4,613 shares for the dilutive effect of the series B mandatory convertible preferred stock.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2020 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA ENERGY 2020 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra Energy 2020 Adjusted EPS Guidance Range of $7.20 to $7.80 excludes items (after the effects of income taxes and, if applicable, noncontrolling interests) as follows:
▪$(72) million from impacts associated with Aliso Canyon natural gas storage facility litigation at SoCalGas
▪$(100) million equity losses at RBS Sempra Commodities LLP, which represents an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other
▪$1,754 million gain on the sale of our South American businesses, plus estimated post-closing adjustments with respect to the sale of our Chilean businesses
Sempra Energy 2020 Adjusted EPS Guidance is a non-GAAP financial measure. Because of the significance and/or nature of the excluded items, management believes that this non-GAAP financial measure provides a meaningful comparison of the performance of Sempra Energy's business operations to prior and future periods. Sempra Energy 2020 Adjusted EPS Guidance should not be considered an alternative to Sempra Energy 2020 GAAP EPS Guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra Energy 2020 Adjusted EPS Guidance Range to Sempra Energy 2020 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-Year 2020
Sempra Energy GAAP EPS Guidance Range(1)	$12.59	to	$13.19
Excluded items:
Impacts associated with Aliso Canyon litigation	0.25		0.25
Losses from investment in RBS Sempra Commodities LLP	0.34		0.34
Gain on sale of South American businesses	(5.98)		(5.98)
Sempra Energy Adjusted EPS Guidance Range	$7.20	to	$7.80
Weighted-average common shares outstanding, diluted (millions)(2)			293

(1)  Sempra Energy's prior GAAP EPS guidance range for full-year 2020 of $12.38 to $13.32 has been updated to reflect the actual gain on sale of our South American businesses, plus estimated post-closing adjustments with respect to the sale of our Chilean businesses. It also reflects a decrease in weighted-average common shares outstanding from recent repurchases of Sempra Energy common stock under an accelerated share repurchase program.
(2)  Weighted-average common shares outstanding does not include the dilutive effect of mandatory convertible preferred stock, as they are assumed to be antidilutive for full-year 2020. If such mandatory convertible preferred stock were dilutive for the full year, the 2020 GAAP EPS Guidance Range would differ from the range presented above.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	June 30, 2020	December 31, 2019(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,894	$108
Restricted cash	33	31
Accounts receivable – trade, net	1,022	1,261
Accounts receivable – other, net	406	455
Due from unconsolidated affiliates	91	32
Income taxes receivable	121	112
Inventories	267	277
Regulatory assets	303	222
Greenhouse gas allowances	80	72
Assets held for sale in discontinued operations	—	445
Other current assets	423	324
Total current assets	7,640	3,339

Other assets:
Restricted cash	3	3
Due from unconsolidated affiliates	603	742
Regulatory assets	1,973	1,930
Nuclear decommissioning trusts	1,062	1,082
Investment in Oncor Holdings	11,758	11,519
Other investments	2,197	2,103
Goodwill	1,602	1,602
Other intangible assets	208	213
Dedicated assets in support of certain benefit plans	463	488
Insurance receivable for Aliso Canyon costs	505	339
Deferred income taxes	224	155
Greenhouse gas allowances	552	470
Right-of-use assets – operating leases	578	591
Wildfire fund	378	392
Assets held for sale in discontinued operations	—	3,513
Other long-term assets	694	732
Total other assets	22,800	25,874
Property, plant and equipment, net	37,945	36,452
Total assets	$68,385	$65,665
(1) Derived from audited financial statements.

SEMPRA ENERGY
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	June 30, 2020	December 31, 2019(1)
	(unaudited)
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,143	$3,505
Accounts payable – trade	1,302	1,234
Accounts payable – other	145	179
Due to unconsolidated affiliates	9	5
Dividends and interest payable	539	515
Accrued compensation and benefits	350	476
Regulatory liabilities	569	319
Current portion of long-term debt and finance leases	2,285	1,526
Reserve for Aliso Canyon costs	256	9
Greenhouse gas obligations	80	72
Liabilities held for sale in discontinued operations	—	444
Other current liabilities	917	866
Total current liabilities	9,595	9,150

Long-term debt and finance leases	20,535	20,785

Deferred credits and other liabilities:
Due to unconsolidated affiliates	267	195
Pension and other postretirement benefit plan obligations, net of plan assets	1,068	1,067
Deferred income taxes	2,574	2,577
Deferred investment tax credits	20	21
Regulatory liabilities	3,432	3,741
Asset retirement obligations	2,950	2,923
Greenhouse gas obligations	402	301
Liabilities held for sale in discontinued operations	—	1,052
Deferred credits and other	2,156	2,048
Total deferred credits and other liabilities	12,869	13,925
Equity:
Sempra Energy shareholders’ equity	23,606	19,929
Preferred stock of subsidiary	20	20
Other noncontrolling interests	1,760	1,856
Total equity	25,386	21,805
Total liabilities and equity	$68,385	$65,665
(1)  Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2020	2019
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,252	$953
Less: Income from discontinued operations, net of income tax	(1,857)	(36)
Income from continuing operations, net of income tax	1,395	917
Adjustments to reconcile net income to net cash provided by operating activities	429	482
Intercompany activities with discontinued operations, net	—	64
Net change in other working capital components	375	84
Insurance receivable for Aliso Canyon costs	(166)	80
Changes in other noncurrent assets and liabilities, net	35	(104)
Net cash provided by continuing operations	2,068	1,523
Net cash (used in) provided by discontinued operations	(1,041)	181
Net cash provided by operating activities	1,027	1,704

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(2,198)	(1,651)
Expenditures for investments and acquisitions	(140)	(1,391)
Proceeds from sale of assets	5	902
Purchases of nuclear decommissioning trust assets	(797)	(497)
Proceeds from sales of nuclear decommissioning trust assets	797	497
Advances to unconsolidated affiliates	(25)	(16)
Repayments of advances to unconsolidated affiliates	—	9
Intercompany activities with discontinued operations, net	—	(2)
Other	17	13
Net cash used in continuing operations	(2,341)	(2,136)
Net cash provided by (used in) discontinued operations	5,195	(131)
Net cash provided by (used in) investing activities	2,854	(2,267)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(567)	(483)
Preferred dividends paid	(71)	(71)
Issuances of preferred stock	891	—
Issuances of common stock	13	20
Repurchases of common stock	(64)	(18)
Issuances of debt (maturities greater than 90 days)	4,059	2,630
Payments on debt (maturities greater than 90 days) and finance leases	(1,970)	(871)
Decrease in short-term debt, net	(1,871)	(444)
Advances from unconsolidated affiliates	64	—
Purchases of noncontrolling interests	(27)	(28)
Other	(16)	(41)
Net cash provided by continuing operations	441	694
Net cash provided by (used in) discontinued operations	401	(83)
Net cash provided by financing activities	842	611

Effect of exchange rate changes in continuing operations	(7)	—
Effect of exchange rate changes in discontinued operations	(3)	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	—

Increase in cash, cash equivalents and restricted cash, including discontinued operations	4,713	48
Cash, cash equivalents and restricted cash, including discontinued operations, January 1	217	246
Cash, cash equivalents and restricted cash, including discontinued operations, June 30	$4,930	$294

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions)	2020	2019	2020	2019
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$193	$143	$455	$319
SoCalGas	146	30	449	294
Sempra Texas Utilities	144	113	249	207
Sempra Mexico	61	73	252	130
Sempra Renewables	—	46	—	59
Sempra LNG	61	6	136	11
Parent and other	(141)	(127)	(389)	(244)
Discontinued operations	1,775	70	1,847	19
Total	$2,239	$354	$2,999	$795

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions)	2020	2019	2020	2019
	(unaudited)
Capital Expenditures, Investments and Acquisitions
SDG&E	$448	$352	$850	$708
SoCalGas	497	335	885	659
Sempra Texas Utilities	53	1,226	139	1,282
Sempra Mexico	151	157	321	242
Sempra Renewables	—	2	—	2
Sempra LNG	90	90	137	146
Parent and other	3	3	6	3
Total	$1,242	$2,165	$2,338	$3,042

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	71	75	200	214
Transportation (Bcf)(1)	129	124	277	268
Total deliveries (Bcf)(1)	200	199	477	482

Total gas customer meters (thousands)			6,943	6,902

SDG&E
Electric sales (millions of kWhs)(1)	3,124	3,244	6,584	6,826
Direct Access and Community Choice Aggregation (millions of kWhs)	847	848	1,616	1,688
Total deliveries (millions of kWhs)(1)	3,971	4,092	8,200	8,514

Total electric customer meters (thousands)			1,478	1,463

Oncor(2)
Total deliveries (millions of kWhs)	31,038	31,516	61,458	61,628
Total electric customer meters (thousands)			3,723	3,655

Ecogas
Natural gas sales (Bcf)	1	1	2	2
Natural gas customer meters (thousands)			136	126

ENERGY-RELATED BUSINESSES
Power generated and sold
Sempra Mexico
Termoeléctrica de Mexicali (TdM) (millions of kWhs)	457	693	1,283	1,830
Wind and solar (millions of kWhs)(3)	381	445	803	690

(1)  Include intercompany sales.
(2)  Includes 100% of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an indirect 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.
(3)  Includes 50% of the total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50% ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.